The Ensign Group Announces Addition of New Director

Mission Viejo, California, February 14, 2012 - The Ensign Group, Inc. (NASDAQ: ENSG), parent company of the Ensign(TM) group of skilled nursing, rehabilitative care services, assisted living and home health and hospice companies, announced today that the Board of Directors has appointed Daren J. Shaw as the newest member of Ensign's board, bringing the number of directors from six to seven directors.
Mr. Shaw has served for more than 32 years in leadership capacities with several financial services firms. He most recently served for 15 years in the Investment Banking Group at D.A. Davidson & Co., a middle-market full-service investment banking firm with approximately 1,100 employees, $30 billion under management and operations throughout the U.S., where he is currently a Managing Director. He also served for 12 years with Pacific Crest Securities (formerly known as Gallagher Capital Corp.), in various roles including Managing Director. During his term as Managing Director at D.A. Davidson & Co., Mr. Shaw has been the lead investment banker in a wide variety of transactions including public stock offerings, private placements, and mergers and acquisitions.
Mr. Shaw has also served as a member of the board of directors of Agri-Service, Inc., an agricultural equipment dealer based in Twin Falls, Idaho, since 2010, and as a member of the board of directors of Cadet Manufacturing, a zonal electric heater manufacturer based in Vancouver, Washington, since 2005.
“Daren's extensive experience and leadership in the financial services industry will be a tremendous asset to Ensign as we continue to navigate through the opportunities and challenges our industry faces,” said Roy E. Christensen, Chairman of Ensign's Board of Directors.
“While working through the underwriting process in connection with Ensign's initial public offering in 2007, I was very impressed with its outstanding leadership team, and am thrilled by the opportunity to serve alongside them as Ensign continues its mission of improving the quality of long-term care and returning value to its shareholders,” Mr. Shaw said.
Mr. Shaw's appointment to the Board of Directors is effective March 1, 2012, and his term runs until the company's 2012 annual stockholder meeting.
About Ensign(TM)
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, home health and hospice services, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 103 facilities, three hospice companies and five home health businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska and Oregon. More information about Ensign is available at http://www.ensigngroup.net.